Exhibit 10.1

May 7, 2019

Todd Mitchell
Park City, UT and New York, NY

Re:	Employment with RiceBran Technologies

Dear Todd:

On behalf of RiceBran Technologies (the "Company"), I am pleased to offer you employment with the Company effective as soon as possible, but no later than June 3, 2019.  The terms and conditions of your employment will be formalized in an Employment Agreement that will include the following:

Position and Duties.

You will immediately serve as Executive Vice-President and will assume the role of Chief Financial Officer of the Company no later than July 1, 2019; and will perform duties consistent with this position.  You will report to the Chief Executive Officer and the Chairman of the Audit Committee of the Company’s Board of Directors. The Company has adopted an Employee Manual and other general policies, rules and plans (collectively the “Manual and Rules”). You will be responsible to comply with the Manual and Rules, as in effect from time to time, that are applicable to the Company’s executive-level officers.

Compensation.

(a)  Base Salary and Bonus.  The base salary for your services will be $235,000 per year (the "Base Salary").  You will be eligible for an annual bonus of up to 45% of your Base Salary subject to the achievement of corporate and individual performance metrics established by the Company. This Base Salary and annual bonus will be payable pursuant to the Company’s standard payroll policies and subject to applicable tax withholding and other legal requirements.

(b)  Incentive Stock Option Grant.  You will be granted an option (“Option”) to acquire 75,000 shares of the Company’s Common Stock pursuant to the terms of the Company’s Equity Incentive Plan (“Plan”) and the associated the Option Agreement dated on or about the same date as your Employment Agreement. The Option will vest over a four year period commencing on the first date of your employment (with 25% vesting on the one year anniversary of your employment and the balance vesting on an equal monthly basis, 1/36 each month, over the remaining 36 months, provided that you must remain employed by the Company in order to accrue and vest your rights to exercise the Option). All of the terms and conditions of the Option will be as provided in the Option Agreement and Plan.

(c) Long Term Incentive Plan and Restricted Stock Units. You also will be entitled to participate in the Company’s discretionary (i) Management Incentive Plan (MIP) which will provide for additional equity-based compensation grants with a value of up to 45% of your Base Salary, and (ii) the Company’s restricted stock unit (“RSU”) awareds that are part of the Omnibus Incentive Plan (OIP), which will comprise an initial grant to you of 125,000 RSU’s. All of the terms and conditions of the MIP and OIP awards will be as provided in the Company LTIP and RSU agreements (as well as the Plan) as adopted by the Compensation Committee of the RBT Board and as in effective each year during your employment.

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May 7, 2019

(d)  Vacation; Sick Leave.  You will be entitled to accrue vacation and sick leave benefits, in accordance with the Company's standard policies pursuant to the terms of the Manual and Rules established by the Company and as in effect from time to time.

(e)  Benefit Plans.  You will be entitled to participate in any standard health and other benefit plans established by the Company and as in effect from time to time.

(f)   Employee Expenses.  The Company will reimburse you for pre-approved ordinary and necessary business expenses (approved by the Chief Executive Officer), as provided within the guidelines of the Company’s expense policy.   All expenses shall be subject to review and approval and require reasonable documentation.

(g)   Relocation and Moving Expenses. The Company will provide you a $10,000 payment to cover relocation and moving expenses, to be paid within 30 days following execution of the contemplated employed agreement.

Full Efforts; Outside Activities.

You will agree to devote substantially all of your business time, attention, abilities, skill, labor, and best efforts to the business of the Company during your employment.  While you render services to the Company, you will not engage in other employment, consulting or other business, but may engage in charitable activities and community affairs, and manage personal investments and affairs so long as such activities, either individually or in the aggregate, do not materially interfere with the proper performance of your duties and responsibilities. In addition, while you render services to the Company, you will not engage in any activity or business or assist any person or entity in a business that competes with the Company.  In addition, during the term of your employment and for a period of two years thereafter, you will agree not to take any action to induce any employees, contractors, customers, suppliers or vendors of the Company to sever their relationship with the Company.

At‑Will Employment.

Your employment with the Company will be at‑will may be terminated with or without cause and with or without notice at any time at the will of either you or the Company. You will be entitled to 90 days severance pay if you are terminated by the Company without Cause or if you terminate for Good Reason, as such terms will be defined in your Employment Agreement. The terms and conditions of employment with the Company may be modified from time to time by the Company in a manner consistent with your status.

Confidential Information and Invention Assignment Agreement.

As a condition to your employment with the Company, you will enter into the Company's standard Proprietary Information and Inventions Agreement and will abide by its terms.

May 7, 2019

Conditions.

This offer, and employment pursuant this offer, is conditioned on the following:

(a)       Eligibility for Employment.  You must provide the requisite documentation to prove you are eligible to work in the United States.

(b)      Execution of Employee Agreements.  You will sign an Employment Agreement with the Company the terms of which will be consistent with the terms of this letter and that will include an arbitration provision. You will also sign the Company’s Proprietary Information and Inventions Agreement.

(c)       No Restrictions on Employment.  You must not be subject to any obligation, contractual or otherwise, that prevents or restricts you from becoming employed as contemplated in this letter, creates any potential or actual conflict of interest, or places the Company at risk of liability in connection with your employment.

(d)      No Use of Confidential Information Belonging to Others.  You will agree not to disclose, import or use any confidential or proprietary information belonging to any other person or entity in connection with your employment. (You must not take or use the proprietary information of any former employer in your employment.)

[Signatures to Follow]

May 7, 2019

We are very happy to extend this offer of employment to you and hope that you choose to accept it.  If the offer is acceptable to you, please sign and date it below on the enclosed copy, and return it to me by Friday, May 10, 2019.  It is the intent of the parties that this letter will be superseded and replaced in its entirety by an Employment Agreement and the Company’s Proprietary Information and Inventions Agreement that will incorporate the terms and conditions set forth above.

Sincerely,

RiceBran Technologies

By:	/s/ Brent Rystrom
Brent Rystrom,
Chief Executive Officer

Agreed to and Accepted:
/s/ Todd Mitchell
Todd Mitchell